[Letterhead of Woodburn and Wedge]

Exhibit 5.1

September 25, 2009

Tenet Healthcare Corporation

13737 Noel Road

Dallas, Texas 75240

Ladies and Gentlemen:

We have acted as special Nevada counsel to Tenet Healthcare Corporation, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of 345,000 shares of 7% mandatory convertible preferred stock of the Company, par value $0.15 per share (the “Preferred Stock”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 17, 2009 (Registration No. 333-160674) (as so filed, the “Registration Statement”), a base Prospectus dated July 17, 2009 (the “Base Prospectus”), a preliminary prospectus supplement dated September 21, 2009 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”), the Pricing Information Annex attached as Schedule III to the Underwriting Agreement referred to below (the “Pricing Information Annex”), a Prospectus Supplement dated September 22, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), and an Underwriting Agreement, dated September 22, 2009 (the “Underwriting Agreement”), among Goldman Sachs & Co., as representative of the several Underwriters named in the Underwriting Agreement, and the Company.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specific fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure). In connection with this opinion letter we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	an executed copy of the Underwriting Agreement;

(b)	the Registration Statement;

(c)	the Prospectus;

(c)	the Certificate of Designation for the Preferred Stock as filed with the Secretary of State of Nevada on September 24, 2009 (the “Certificate of Designation”);

(d)	the Restated Articles of Incorporation of the Company as filed with the Nevada Secretary of State, as amended and in effect on the date hereof (the “Articles of Incorporation”);

(e)	the Restated Bylaws of the Company, as amended and in effect on the date hereof (the “Bylaws”); and

Tenet Healthcare Corporation

September 25, 2009

(e)	resolutions adopted by the Board of Directors on July 30, 2009, by the Audit Committee dated September 11, 2009 and by the Pricing Committee on September 22, 2009, relating to the authorization, designation, issuance and sale of the Preferred Stock and related matters.

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the authorization of the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have assumed that the Underwriting Agreement constitutes the legal, valid and binding obligation of the parties thereto, including the Company, enforceable against such parties in accordance with its terms. We have further assumed that all shares of the Company’s common stock, par value $.05 per share (the “Common Stock”) which may be issued by the Company in connection with the Preferred Stock and as set forth in the Certificate of Designation will upon issuance be registered pursuant to Section 12 of the Securities and Exchange Act of 1934. With respect to our opinion set forth in paragraph 3 below and with respect to the Company’s ability to deliver shares of Common Stock in connection with the Preferred Stock as provided in the Certificate of Designation, we have assumed that the Company at all such times shall have a sufficient number of authorized and unissued shares of Common Stock. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral and written statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the practice of law in the State of Nevada and we express no opinion as to the laws of any other jurisdiction other than the laws of the State of Nevada to the extent specifically referred to herein. We express no opinion as to the violation of any applicable laws that may have become applicable to the Company as a result of the involvement of the Underwriter in the transactions contemplated by the Underwriting Agreement because of the legal or regulatory status of, or because of facts specifically pertaining to, the Underwriters.

Tenet Healthcare Corporation

September 25, 2009

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, as of the date hereof:

Subject to the foregoing and the additional qualifications, limitations and assumptions set forth below, we are of the opinion that:

1. The Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.

2. The Preferred Stock has been duly and validly authorized and when issued in accordance with the Underwriting Agreement, Registration Statement, Prospectus and the Certificate of Designation will be validly issued, fully paid and non-assessable.

3. The shares of Common Stock initially issuable upon conversion of the Preferred Stock have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Preferred Stock and the Certificate of Designation, will be duly and validly issued, fully paid and non-assessable, and will conform to the description of the Common Stock contained in the Prospectus.

Our opinions set forth in paragraphs 2 and 3 are subject to (a) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

We offer no advice and express no opinion as to any provision contained in or otherwise made a part of the Preferred Stock or Common Stock (i) providing for rights of indemnity or contribution, (ii) purporting to waive (or having the effect of waiving) any rights under the Constitution or laws of the United States of America or any state, (iii) providing for, or having the effect of, releasing any person prospectively from liability for its own wrongful or negligent acts, or breach of such documents and instruments, (iv) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (v) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (vi) any provision permitting collection of an amount which might be determined to constitute unearned interest thereon, (vii) provisions for exclusivity, election or cumulation of rights or remedies, (viii) grants of setoff rights, (ix) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (x) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or judgment in respect of such a claim) be converted to U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (xi) specifying the jurisdiction the laws of which shall be applicable thereto or specifying or limiting the jurisdictions before the courts of which cases relating to the securities may be brought, (xii) providing that the failure to exercise any right, remedy or option shall not operate as a waiver thereof, (xiii) to the effect that amendments, waivers and modifications may only be made in writing, (xiv) purporting to establish any evidentiary standard, (xv) granting any power of attorney or proxies, (xvi) purporting to waive or otherwise affect any right to receive notice, (xvii) the severability, if invalid, of provisions to the foregoing effect.

Tenet Healthcare Corporation

September 25, 2009

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any federal or state securities laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1. To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2. To the statements with reference to our firm made in the Registration Statement of the Company on Form S-3; and

3. To the filing of this opinion as an exhibit to the Registration Statement.

In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The law firm of Latham & Watkins LLP may rely on this opinion in connection with the opinion to be rendered by them in connection with the Registration Statement.

Sincerely,

WOODBURN AND WEDGE

By:	/s/ Gregg P. Barnard
Gregg P. Barnard